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                                                                    EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In thousands, except share amounts)

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                                                                                YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                            1996            1995          1994
                                                                     --------------------------------------------
PRIMARY EARNINGS
   Net income applicable to common stock                             $         702     $      937   $         263
   Dividends on convertible preferred stock                                     81             -               -
- -----------------------------------------------------------------------------------------------------------------
   Net income                                                        $         783     $      937   $         263
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   Shares
       Weighted average number of common and
        common equivalent shares outstanding                             1,182,286      1,057,461       1,032,253

   Primary earnings per common and common equivalent share           $        0.66     $     0.89   $        0.25
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FULLY DILUTED EARNINGS
   Net income applicable to common stock                             $         702     $      937   $         263
   Dividends on convertible preferred stock                                     81             -               -
   Net interest expense related to convertible debt                             -             112              -
- -----------------------------------------------------------------------------------------------------------------
   Net income as adjusted                                            $         783     $    1,049   $         263
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   Shares
       Weighted average number of common and
             common equivalent shares outstanding                        1,182,286      1,057,461       1,032,253
       Assuming conversion of convertible debt                                  -         157,905              -
- -----------------------------------------------------------------------------------------------------------------
       Weighted average number of common and common
             equivalent shares outstanding as adjusted                   1,182,286      1,215,366       1,032,253

   Fully diluted earnings per common and common equivalent share     $        0.66     $     0.86   $        0.25
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